Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of American Safety Razor Company and subsidiaries on Form S-8 (File No. 333-38779) of our report dated February 12, 1999, except as to the information entitled "Cotton Matters" presented in Note 11, for which the date is March 26, 1999, on our audits of the consolidated financial statements and financial statement schedule of American Safety Razor Company and subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Annual Report on Form 10-K.






                                              PricewaterhouseCoopers LLP



Richmond, Virginia
March 26, 1999